EXHIBIT 2.1

                               CORPORATE COMBINATION AGREEMENT


    This Corporate Combination Agreement (the "Agreement") effective February 6, 2001, is by and between Combined Companies Corporation, a Delaware corporation ("CCC"), having its principal offices at 29160 Heathercliff Road, Suite 102, Malibu, California 90265; and aggregate holders of not more than 4,125,000 shares (a majority-in-interest of) CCC as of January 1, 2001 (the "Majority Holders"), and the sole shareholders (Jeffrey and Phyllis Green) of Print Data Corp., a Delaware corporation having its offices at 43 New Brunswick Avenue, Hopelawn, New Jersey 08861 ("PRINT DATA"), who are listed on Exhibit A to this Agreement.

                                          RECITALS:

    A. CCC desires to acquire all of the issued and outstanding capital interests or shareholdings of PRINT DATA and all of the shareholders of PRINT DATA desire to exchange all of their shares of PRINT DATA for shares of CCC authorized but unissued common stock as hereinafter provided.

    B. It is the intention of the parties hereto that: (i) CCC shall acquire all of the issued and outstanding shares of PRINT DATA in exchange solely for the number of shares of CCC's authorized but unissued shares of common stock, par value $.001 ("Common Stock"), set forth below (the "Exchange"); and (ii) the Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended, and under the applicable securities laws of each state or jurisdiction where all of the share holders of PRINT DATA (the "Shareholders") reside, with PRINT DATA becoming a wholly-owned subsidiary of CCC. The combined entity would then change its name to "PRINT DATA CORP".

    C. The board of directors of CCC deems it to be in the best interest of CCC and its shareholders to acquire all of the issued and outstanding interests of PRINT DATA.

    D. The directors and shareholders of PRINT DATA deem it to be in the best interest of the Print Data shareholders to exchange all of the capital interests of PRINT DATA for shares of CCC, as hereinafter provided.

    NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:


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SECTION 1.  EXCHANGE OF SHARES

    1.1 Exchange of Shares. CCC and the Shareholders hereby agree that the share holders shall, on the Closing Date (as hereinafter defined), exchange all of the issued and outstanding shares of PRINT DATA for 20,000,000 shares of CCC (the "CCC Shares") The CCC Shares will be restricted against resale pursuant to the provisions of Federal and state securities laws. The PRINT DATA shares to be tendered (100 shares) will represent all of the issued and outstanding capital interests of PRINT DATA. The PRINT DATA Shares owned by each share holder and the number of CCC Shares which each will receive in the Exchange are set forth in Exhibit A hereto, which will constitute approximately 83% of the then-outstanding ownership of the combined entity.

    1.2 Delivery of Shares. On the Closing Date, the Shareholders wishing to exchange PRINT DATA Shares for CCC Shares (the "Exchanging Share holders") will deliver to CCC the certificates representing the Print Data Shares, duly endorsed (or with executed stock powers) so as to make CCC the sole owner thereof. Upon delivery of the Print Data Shares, CCC will deliver certificates representing the CCC Shares to the exchanging Shareholders, making the exchanging shareholders the majority shareholders of CCC.

    1.3 Restricted Securities. The CCC Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be resold unless the resale thereof is registered under the Securities Act or an exemption from such registration is available. Each certificate representing the CCC Shares will have a legend thereon in substantially the following form:

        The Shares represented by the certificate have not been registered under the Securities Act of 1933, as amended (the "Act"). The shares have been acquired for investment and may not be sold or transferred in the absence of an effective Registration Statement for the resale of the shares under the Act unless in the opinion of counsel satisfactory to the Company, registration is not required under the Act.


SECTION 2. REPRESENTATIONS AND WARRANTIES OF Print Data AND THE  Shareholders

    PRINT DATA and the shareholders, jointly and not severally, hereby represent and warrant as follows:

    2.1 Organization and Good Standing. PRINT DATA is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. PRINT DATA has the corporate power and authority to carry on its business as presently conducted. PRINT DATA is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on its business.


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    2.2 Corporate Authority. PRINT DATA has the power to enter into this
Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized by the officers, directors and a majority of the Share holders of PRINT DATA. The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which PRINT DATA is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to PRINT DATA or its properties. The execution and performance of this Agreement will not violate or conflict with any provision of the Articles of Incorporation or the Bylaws of PRINT DATA.

    2.3 Ownership of Shares. The Share holders described on Exhibit A are the owners of record and beneficially of all of the issued and outstanding shares of PRINT DATA. Except as set forth on Schedule 2.3, each Majority Share Holder represents and warrants that he, she or it owns such shares free and clear of all rights, claims, liens and encumbrances, and the shares have not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement.

    2.4 Receipt of Corporate Information; Independent Investigation; Access. All requested publicly-available documents, records and books pertaining to CCC and the CCC Shares will be delivered to the Shareholder or the Shareholder's advisors. All of the Shareholder's questions and requests for information will be answered to the Shareholder's satisfaction. Each Majority Shareholder acknowledges that they, in making the decision to exchange the Print Data Shares for CCC Shares, will rely upon independent investigations made by them or their representatives, if any, and they will have, prior to the Closing Date, been given access to and the opportunity to examine all material contracts and documents relating to this offering and an opportunity to ask questions of, and to receive information from, CCC or any person acting on its behalf concerning the terms and conditions of this Agreement. Each Print Data shareholder and its advisors, if any, will have been furnished with access to all publicly available materials relating to the business, finances and operation of CCC and materials relating to the offer and sale of the CCC Shares which have been requested. Each Majority Shareholder and its advisors, if any, will have received complete and satisfactory answers to any such inquiries.

    2.5 Risks. Each Majority Shareholder acknowledges and understands that the purchase of the CCC Shares involves a high degree of risk and is suitable only for persons of adequate financial means who have no need for liquidity in this investment in that (i) the Shareholder may not be able to liquidate the investment in the event of an emergency; (ii) transferability is extremely limited; and (iii) in the event of a disposition, the Shareholder could sustain a complete loss of its entire investment. The Shareholder is sufficiently experienced in financial and business matters to be capable of evaluating the merits and risks of an investment in CCC; has evaluated such merits and risks, including risks particular to the Shareholder's situation; and the Shareholder has determined that this investment is suitable for the Shareholder. The Shareholder has adequate financial resources and can bear a complete loss of the Shareholder's investment.

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    2.6 Investment Intent. Each Majority Shareholder hereby represents that the
CCC Shares are being acquired for the Shareholder's own account with no intention of distributing such securities to others. The Shareholder has no contract, undertaking, agreement or arrangement with any person to sell, transfer or otherwise distribute to any person or to have any person sell, transfer or otherwise distribute the Shares for the Shareholder. The Shareholder is presently not engaged, nor does the Shareholder plan to engage within the presently foreseeable future, in any discussion with any person regarding such a sale, transfer or other distribution of the Shares or any interest therein.

    2.7 Compliance with Federal and State Securities Laws. The Shareholder understands that the CCC Shares have not been registered under the Securities Act. The Shareholder understands that the CCC Shares must be held indefinitely unless the sale or other transfer thereof is subsequently registered under the Securities Act or an exemption from such registration is available. Moreover, the Shareholder understands that its right to transfer the CCC Shares will be subject to certain restrictions, which include restrictions against transfer under the Securities Act and applicable state securities laws. In addition to such restrictions, the Shareholder realizes that it may not be able to sell or dispose of the CCC Shares as there may be no public or other market for them. The Shareholder understands that certificates evidencing the Shares shall bear a legend substantially as follows:

        THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY APPLICABLE STATE LAW. THEY MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR PLEDGED UNLESS REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE LAW OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS

    2.8 Approvals. No approval, authorization, consent, order or other action of, or filing with, any person, firm or corporation or any court, administrative agency or other governmental authority is required in connection with the execution and delivery of this Agreement by PRINT DATA and the Majority Shareholders for the consummation of the transactions described herein, other than as set forth on Schedule 2.3.

    2.9 No General Solicitation. Shareholder is not purchasing the CCC Shares because of or following any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting, or any solicitation or a subscription by a person other than a representative of CCC.

    2.10 Financial Statements, Books and Records. Attached as Exhibit 2.10 are the audited financial statements (balance sheet, income statement, notes) of PRINT DATA as of December 31, 1999 and December 31, 1998 and for the 9-month period (unaudited) ending September 30, 2000 (the "Financial Statements"). The books of account and other financial records of PRINT DATA are in all respects complete and correct in all material respects and are maintained in accordance with good business and accounting practices. The Directors and Majority Shareholders acknowledge that a minimum of two (2) years of audited financial information will be required to be filed with the Securities and Exchange commission within 60 days of the Closing date of this Agreement.

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    2.11   No Material Adverse Changes.  Since September 30, 2000 there has not been:

                             (i) any material adverse change in the financial
               position of PRINT DATA except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of PRINT DATA;

                             (ii) any damage, destruction or loss materially
               affecting the assets, prospective business, operations or condition (financial or otherwise) of PRINT DATA whether or not covered by insurance;

                             (iii) any declaration, setting aside or payment of
               any dividend or distribution with respect to any redemption or repurchase of PRINT DATA capital interests;

                             (iv) any sale of an asset (other than in the
               ordinary course of business) or any mortgage or pledge by PRINT DATA of any properties or assets; or

                             (v) adoption of any pension, profit sharing,
               retirement, stock bonus, stock option or similar plan or arrangement.

    2.12 Taxes. PRINT DATA has filed all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed and has paid or made adequate provisions for all taxes or assessments which had become due as of the Closing Date, and there are no deficiency notices outstanding. No extensions of time for the assessment of deficiencies for any year is in effect. No deficiency notice is proposed or, to the knowledge of the Major Shareholders after reasonable inquiry, threatened against PRINT DATA. The tax returns of PRINT DATA have never been audited.

    2.13 Compliance with Laws. PRINT DATA has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business which, if not complied with, would materially and adversely affect the business of PRINT DATA.

    2.14 No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

                             (i) violate any  provision  of the Articles of
               Incorporation  or the Bylaws of PRINT DATA;

                             (ii) violate, conflict with or result in the breach
               of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both constitute) a default under any contract or other agreement to which PRINT DATA is a party or by or to which it or any of its assets or properties may be bound or subject;

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                             (iii) violate any order, judgment, injunction,
               award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, PRINT DATA or upon the properties or business of PRINT DATA; or

                             (iv) violate any statute, law or regulation of any
               jurisdiction applicable to the transactions contemplated herein which could have a material, adverse effect on the business or operations of PRINT DATA.

    2.15 Actions and Proceedings. PRINT DATA is not a party to any material pending litigation or, to the knowledge of the Shareholders, after reasonable inquiry, any governmental investigation or proceeding not reflected in the PRINT DATA Financial Statements and, to their best knowledge, no material litigation, claims, assessments or non-governmental proceedings are threatened against PRINT DATA except as set forth on Schedule 2.15 attached hereto and made a part hereof.

    2.16 Agreements. Schedule 2.16 sets forth any material contract or arrangement to which PRINT DATA is a party or by or to which it or its assets, properties or business are bound or subject, whether written or oral.

    2.17 Brokers or Finders. No broker's or finder's fee will be payable by PRINT DATA in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by PRINT DATA or any of its Shareholders, other than Wallstreet Pics, LLC, which is entitled to a 4% (equity) finder's fee. The finders fee due Wallstreet Pics shall be a charge against and a dilution of the entire company and shall be allocated pro rata to the company (2.0%), the Investment Group, i.e., CCC prior to the corporate combination (1.6%), and Wallstreet Pics (0.4%).

    2.18 Real Estate. Except as set forth on Schedule 2.18, PRINT DATA owns no real property nor is a party to any leasehold agreement. All uses of the real property by PRINT DATA or its subsidiaries conform in all material respects to all applicable building and zoning ordinances, laws and regulations.

    2.19 OSHA and Environmental Compliance. To the knowledge of the Majority Shareholders, PRINT DATA has duly complied with, and its offices, real property, business, assets, leaseholds and equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act, the Environmental Protection Act, and all other environmental laws. There have been no outstanding citations, notices or orders of non-compliance issued to PRINT DATA or relating to its business, assets, property, leaseholders or equipment under such laws, rules or regulations.

           PRINT DATA has been issued all required federal, state and local licenses, certificates or permits relating to all applicable environmental laws. There are no visible signs of releases, spills, discharges, leaks or disposal (collectively, referred to as "Releases") of hazardous substances at, upon, under or within the real property owned by Print Data. There are no underground storage tanks or polycholorinated biphenyls on the real property. To the best of


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the Majority Shareholders' knowledge, after reasonable inquiry, the real property has never been used as a treatment, storage or disposal facility of hazardous waste. To the best of the Majority Shareholders' knowledge, after reasonable inquiry, no hazardous substances are present on the real property or any premises leased by PRINT DATA excepting such quantities as are handled in accordance with all applicable manufacturer's instructions and governmental regulations and in the proper storage containers and as are necessary for the operation of the commercial business of PRINT DATA.

    2.20 Tangible Assets. To the knowledge of the Majority Shareholders, PRINT DATA has full title and interest in all machinery, equipment, furniture, leasehold improvements, fixtures, projects, owned or leased by PRINT DATA, any related capitalized items or other tangible property material to the business of PRINT DATA (the "Tangible Assets"). Other than as set forth in Schedule 2.20, PRINT DATA holds all rights, title and interest in all the Tangible Assets owned by it on the Balance Sheet or acquired by it after the date on the Balance Sheet free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts or any other encumbrances. All of the Tangible Assets are in good operating condition and repair and are usable in the ordinary course of business of PRINT DATA and conform to all applicable laws, ordinances and government orders, rules and regulations relating to their construction and operation, except as set forth on Schedule 2.20 hereto. PRINT DATA has clear title to all of its fictional business names, trading names, registered and unregistered trademarks, service marks and applications (collectively, the "Marks") and Marks are included as Tangible Assets.

    2.21 Liabilities. PRINT DATA did not have any material direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued or absolute, contingent or otherwise, including, without limitation, any liability on account of taxes, any governmental charge or lawsuit (all of the foregoing collectively defined to as "Liabilities"), which are not fully, fairly and adequately reflected on the Financial Statements (annual and interim), except for a specific Liabilities set forth on Schedule
2.21 attached hereto and made a part hereof. As of the date of Closing, PRINT DATA will not have any Liabilities, other than Liabilities fully and adequately reflected on the Financial Statements except for Liabilities incurred in the ordinary course of business and as set forth in Schedule 2.21. To the best knowledge of the Shareholders, there is no circumstance, condition, event or arrangement which may hereafter give rise to any Liabilities not in the ordinary course of business.

    2.22 Access to Records. The corporate financial records, minute books and other documents and records of PRINT DATA have been made available to CCC prior to the Closing hereof.

    2.23 Operations of PRINT DATA. From the date of the Financial Statements through the date of Closing, PRINT DATA has not and will not, outside of the ordinary course of business, have:

                  (i)     incurred any indebtedness or borrowed money;

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                  (ii) declared or paid any dividend or declared or made any distribution of any kind to any Shareholder, or made any direct or indirect redemption, retirement, purchase or other acquisition of any interests in its capital structure;

                  (iii) made any loan or advance to any Shareholder, officer, director, employee, consultant, agent or other representative or made any other loan or advance; except for advanced compensation to be amortized for Joel Green in the amount of $60,000;

                  (iv)    disposed of any assets of PRINT DATA;

                  (v) materially increased the annual level of compensation of any executive employee of PRINT DATA;

                  (vi) increased, terminated, amended or otherwise modified any plan for the benefit of employees of PRINT DATA;

                  (vii) issued any equity securities or rights to acquire such equity securities; or

                  (viii) entered into or modified any contract, agreement or transaction.

    2.24 Capitalization. The authorized capital of PRINT DATA consists of 1,000 shares of common stock, par value $0.01, of which 100 shares are issued and outstanding. PRINT DATA is current with respect to all dividend obligations. PRINT DATA has not granted, issued or agreed to grant, issue or make any warrants, options, subscription rights or any other commitments of any character relating to the issued or unissued shares of capital stock of PRINT DATA except as set forth on Schedule 2.24 attached hereto and made a part hereof.
PRINT DATA has no subsidiaries.

    2.25 Full Disclosure. No representation or warranty by PRINT DATA or the Majority Shareholders in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished by PRINT DATA pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the business of PRINT DATA, and/or the status of the PRINT DATA Shares.


SECTION 3.  REPRESENTATIONS AND WARRANTIES OF CCC

    CCC hereby represents and warrants as follows:

    3.1 Organization and Good Standing. CCC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. It has the corporate power to own its own property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material adverse effect on its business.

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    3.2 Corporate Authority. CCC has the corporate power to enter into this
Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been, or will be prior to the Closing Date, duly authorized by the Board of Directors of CCC and a majority of the Shareholders as required by Delaware law. The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which CCC is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to CCC or its properties. The execution and performance of this Agreement will not violate or conflict with any provision of the Articles of Incorporation or by-laws of CCC.

    3.3 The CCC Shares. At the Closing, the CCC Shares to be issued and delivered to the Shareholders hereunder will when so issued and delivered, constitute valid and legally issued shares of CCC Common Stock, fully paid and nonassessable.

    3.4 Financial Statement: Books and Records. Attached as Exhibit 3.4 are the audited financial statements (balance sheet, income statement and Notes) of CCC for the fiscal year ended December 31, 1999 and unaudited financial statements for the quarter ended at June 30, 2000 (collectively the "Financial Statements"), all of which are on file with the U.S. Securities and Exchange Commission's EDGAR system. The unaudited statements for the quarter ending September 30, 2000 have been prepared and will be filed with the EDGAR system as a condition of closing. The Financial Statements fairly represent the financial position of CCC as at such date and the results of their operations for the periods then ended. The Financial Statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis with prior periods except as otherwise stated therein. The books of account and other financial records of CCC are in all respects complete and correct in all material respects and are maintained in accordance with good business and accounting practices.

    3.5    No Material Adverse Changes.

    Except as described on Schedule 3.5, since September 30, 2000, there has not been:

                  (i) any material adverse changes in the financial position of
               CCC except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of CCC.

                  (ii) any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of CCC whether or not covered by insurance;

                  (iii) any declaration setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of CCC capital stock, other than as agreed upon among the parties;

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                  (iv) any sale of an asset (other than as described in (iii)
               above, or in the ordinary course of business) or any mortgage pledge by CCC of any properties or assets; or

                  (v) adoption or modification of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement.

                  (vi) except in the ordinary course of business, incurred or assumed any indebtedness or liability, whether or not currently due and payable;

                  (vii) any loan or advance to any Shareholder, officer,
               director, employee, consultant, agent or other representative or made any other loan or advance otherwise than in the ordinary course of business;

                  (viii) any material increase in the annual level of
               compensation of any executive employee of CCC;

                  (ix) except in the ordinary course of business, entered into or modified any contract, agreement or transaction;

                  (x) issued any equity securities or rights to acquire equity securities, other than as set forth in Schedule 3.5.

    3.6 Taxes. CCC, formed on April 27, 1998, has filed all tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed after 1998. CCC's accountants are in the process of filing CCC's tax returns for the year ended 2000. Any liabilities for taxes, in the aggregate, will not exceed $1,000.

    3.7 Compliance with Laws. Except as described on Schedule 3.7, CCC has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business, which, if not complied with, would materially and adversely affect the business of CCC.

    3.8 Actions and Proceedings. CCC is not a party to any material pending litigation or, to its knowledge, any governmental proceedings are threatened against CCC.

    3.9 Periodic Reports. CCC is a Section 12(g) reporting company and therefore must file periodic reports to be filed pursuant to the Securities Exchange Act of 1934, as amended, for purposes of trading on the OTC Bulletin Board. These reports are current, except for the September 30, 2000 10-QSB filing, as of the date of execution of this Agreement.


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    3.10 Capitalization. As of the Closing Date, there are approximately 250 shareholders of record that are the owners of 4,125,000 shares (following 10-for-1 split) of CCC Common Stock, none of which owns in excess of 5% of the issued and outstanding shares, except as may be set forth on Schedule 3.10 attached, a shareholder list. CCC has 100,000,000 shares of common stock, par value $0.001 per share authorized, of which 4,125,000 are issued, and 8,000,000 shares of preferred stock, par value $0.001 per share authorized, none of which have been issued. There are no outstanding warrants, stock options, stock rights or other commitments of any character relating to the issued or unissued shares of Common Stock of CCC. AppleTree, Page One and Jeffrey and Phyllis Green will have anti-dilution rights for a period of 2 years from the date of the Closing.

    3.11 Access to Records. The corporate financial records, minute books, and other documents and records of CCC have been made available to PRINT DATA prior to the Closing hereof.

    3.12 No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

                  (i) violate any provision of the Articles of Incorporation or
               By-Laws of CCC;

                  (ii) violate, conflict with or result in the breach of any of the material terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which CCC is a party or by or to which it or any of its assets or properties may be bound or subject;

                  (iii) violate any order, judgment, injunction, award or
               decree of any court, arbitrator or governmental or regulatory body against, or binding upon, CCC or upon the securities, properties or business to CCC; or

                  (iv) violate any statute, law or regulation of any
               jurisdiction applicable to the transactions contemplated herein, which violation could have a material adverse effect on the business or operations of CCC.

    3.13 Brokers or Finders. No broker's or finder's fee will be payable by CCC in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions of CCC, other than as set forth in paragraph 2.17.

    3.14 Corporate Authority. CCC has the corporate power to enter into this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized by the Board of Directors and a majority of the Shareholders of CCC. The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which CCC is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to CCC or its properties. The execution and performance of this Agreement will not violate or conflict with any provision of the Certificate of Incorporation or by-laws of CCC.

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    3.15 Full Disclosure. No representation or warranty by CCC in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished by CCC pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to complete and correct presentation of all material aspects of the business of CCC.

    3.16 No Claims Outstanding. CCC represents that it is not subject to any claims, litigation, or other charges against its assets, has no real estate or real estate holdings, has no employees, one officer and two directors, serving without pay, and therefore there can be no OSHA or other personnel claims outstanding or potentially assertable against the company. Furthermore, there have been no material changes in the company's position, and the company has conducted no other business, since January 1, 2000, other than as set forth on
Schedule 3.16, indicating a description of activities since inception of the corporation.

    3.17 Securities Issuances. CCC represents that all of the existing and outstanding shares were lawfully issued and are dutifully accounted for in the financial statements and with the company's transfer agent, to be paid by the combined entity.


SECTION 4.  CONDITIONS PRECEDENT

    4.1 Conditions Precedent to the Obligation of PRINT DATA Shareholders. All obligations of the shareholders under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, as indicated below, of each of the following conditions:

                             (a) The representations and warranties by or on
               behalf of CCC contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of Closing Date as though such representations and warranties were made at and as of such time.

                             (b) CCC shall have performed and complied in all
               material respects, with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied with or executed and delivered by them prior to or at the Closing.

                             (c) On or before the Closing, the Board of
               Directors and a majority of the shareholders of CCC shall have approved, in accordance with Delaware law, the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated herein and authorized all of the necessary and proper action to enable CCC to comply with the terms of the Agreement.

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

                             (d) CCC shall have sufficient shares of CCC Common
               Stock authorized but unissued to complete the Exchange.

                             (e) All instruments and documents delivered to
               PRINT DATA and the Shareholders pursuant to provisions hereof shall be reasonably satisfactory to legal counsel for PRINT DATA.


    4.2 Conditions Precedent to the Obligations of CCC and CCC Shareholders. All obligations of CCC under this Agreement are subject to the fulfillment, prior to or at Closing, of each of the following conditions:

                  (a) The representations and warranties by PRINT DATA and all of its shareholders, contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of such time;

                  (b) PRINT DATA and its Shareholders shall have performed and complied with, in all material respects, with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied or executed and delivered by them prior to or at the Closing;


SECTION 5.  COVENANTS

    5.1 Corporate Examinations and Investigations. Prior to the Closing Date, the parties acknowledge that they have been entitled, through their employees and representatives, to make such investigation of the assets, properties, business and operations, books, records and financial condition of the other as they each may reasonably require. No investigations, by a party hereto shall, however, diminish or waive any of the representations, warranties, covenants or agreements of the party under this Agreement.

    5.2 Further Assurances. The parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its best efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are necessary or appropriate to the Closing.

    5.3 Confidentiality. In the event the transactions contemplated by this Agreement are not consummated, CCC, PRINT DATA and the Shareholders agree to keep confidential any information disclosed to each other in connection therewith for a period of one (1) year from the date hereof; provided, however, such obligation shall not apply to information which:

                  (i) at the time of the disclosure was public knowledge;

                  (ii) after the time of disclosure becomes public knowledge
               (except due to the action of the receiving party); or

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

                  (iii) the receiving party had within its possession at the time of disclosure; or

                  (iv) is ordered disclosed by a Court of proper jurisdiction.

SECTION 6.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES

    Notwithstanding any right of either party to investigate the affairs of the other party and its Shareholders, each party has the right to rely fully upon representations, warranties, covenants and agreements of the other party and its Shareholders contained in this Agreement or in any document delivered to one by the other or any of their representatives, in connection with the transactions contemplated by this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the closing hereunder for one year following the Closing.


SECTION 7.  INDEMNIFICATION

    For a period of one (1) year from the Closing, PRINT DATA agrees to indemnify and hold harmless CCC, its officers, directors and principal shareholders, and CCC agrees to indemnify and hold harmless the PRINT DATA Shareholders, at all times up to one (1) year after the date of this Agreement against and in respect of any liability, damage, or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including attorneys' fees, incident to any of the foregoing, resulting from any material misrepresentation made by any indemnifying party to an indemnified party, an indemnifying party's breach of a covenant or warranty or an indemnifying party's nonfulfillment of any agreement hereunder, or from any material misrepresentation or omission from any certificate, financial statement or tax return furnished or to be furnished hereunder for any period up to and including 120 days after execution of this Agreement. This provision shall not be construed to be a waiver of any lawful indemnification provision contained in the charter or By-Laws, as permitted by Federal or State law.

    If the indemnified party receives written notice of the commencement of any legal action, suit or proceeding with respect to which the indemnifying party is or may be obligated to provide indemnification pursuant to this Section, the indemnified party shall, within 30 days of the receipt of such written notice, give the indemnifying party written notice thereof (a "Claim Notice"). Failure to give such Claim Notice within such 30 day period shall not constitute a waiver by the indemnified party or its rights to indemnity hereunder with respect to such action, suit or proceeding unless the defense thereof is prejudiced thereby. Upon receipt by the indemnifying party of a Claim Notice from the indemnified party with respect to any claim for indemnification which is based upon a claim made by a third party ("Third Party Claim"), the indemnifying party may assume the defense of the Third Party Claim with counsel of its own choosing, as described below. The indemnified party shall cooperate in the defense of the Third Party Claim and shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably required in connection therewith. The indemnified party shall have the right to employ its own counsel in any such action, but the fees and expenses of such counsel shall be at the expense of the indemnified party unless the indemnifying party shall not have with reasonable promptness employed counsel to assume the defense of the Third Party Claim, in which event such fees and expenses shall be borne solely by the indemnifying party. The indemnifying party shall not satisfy or settle any Third Party Claim for which indemnification has been sought and is available hereunder, without the prior written consent of the indemnified party, which consent shall not be delayed or which shall not be required if the indemnified party is granted a release in connection therewith. If the indemnifying party shall fail with reasonable promptness to defend such Third Party Claim, the indemnified party may defend, satisfy or settle the Third Party Claim at the expense of the indemnifying party and the indemnifying party shall pay to the indemnified party the amount of such Loss within ten days after written demand thereof. The indemnification provisions hereof shall survive the termination of this Agreement.


SECTION 8.  DOCUMENTS AT CLOSING AND THE CLOSING

    8.1 Documents at Closing. At the Closing, the following transactions shall occur, all of such transactions being deemed to occur simultaneously:

               (a) PRINT DATA will deliver, or will cause to be delivered, to CCC the following:

                    (i) a certificate executed by the President and Secretary of
               PRINT DATA to the effect that all representations and warranties made by PRINT DATA under this Agreement are true and correct as of the Closing, the same as though originally given to CCC on said date;

                    (ii) a certificate from the State of Delaware dated at or
               about the Closing to the effect that PRINT DATA is in good standing under the laws of said State;

                    (iii) PRINT DATA and its Shareholders shall deliver an
               opinion of its legal counsel, limited as to any portion of the opinion as to an aspect of the agreement governed by the application of Delaware law, to CCC to the effect that:

                                        (a) PRINT DATA is a corporation validly
                      existing and in good standing under the laws of the State of Delaware and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material adverse impact on the company;

                                        (b) PRINT  DATA  has the corporate power
                      to carry on its business as now being conducted; and

                                        (c) This Agreement has been duly
                      authorized, executed and delivered by PRINT DATA.

                    (v) Certificates representing those shares of PRINT DATA to be exchanged for CCC Shares will be delivered, along with duly executed powers transferring such certificates to CCC.

                    (vi) all other items, the delivery of which is a condition precedent to the obligations of CCC, as set forth in Section 4.

               (b) CCC will deliver or cause to be delivered to PRINT DATA and the PRINT DATA Shareholders:

                    (i) a certificate from CCC executed by the President or
               Secretary of CCC, to the effect that all representations and warranties of CCC made under this Agreement are true and correct as of the Closing, the same as though originally given to PRINT DATA on said date;

                    (ii) certified copies of resolutions by CCC Board of
               Directors authorizing this transaction; and an opinion of CCC counsel as described in Section 4 above;

                    (iii) certificates from the Delaware Secretary of State
               dated at or about the Closing Date that CCC is in good standing under the laws of said State;

                    (iv) an opinion of counsel, limited as to any portion of the opinion that applies to an aspect governed by the application of Delaware law, dated as of the Closing to the effect that:

                         (1) CCC is a corporation validly existing and in good
                    standing under the laws of the State of Delaware;

                         (2) This Agreement has been duly authorized executed
                    and delivered by CCC and is a valid and binding obligation of CCC enforceable in accordance with its terms;

                         (3) CCC, through its Board of Directors and its
                    shareholders, has taken all corporate action necessary for performance under this Agreement;

                         (4) The documents executed and delivered to PRINT DATA
                    and the PRINT DATA Shareholders hereunder are valid and binding in accordance with their terms;

                         (5) The shares of CCC Shares to be issued pursuant to
                    Section 1.1 hereof, when issued, will be duly and validly issued, fully paid and non-assessable; and

                         (6) CCC has the corporate power to execute the
                    Agreement, deliver the Shares and perform under this Agreement.

               (vi) resignation of all officers and all but one of the directors;

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

                    (vii) consent of George Todt, sole remaining director,
               designating Robert Gasich, Phyllis Green and Jeffrey Green to fill the vacancies created by the resignation of the former directors of CCC, and simultaineous resignation of Todt as a director.

                    (viii) all other items, the delivery of which is a condition precedent to the obligations of PRINT DATA, as set forth in
               Section 4 hereof.

    8.2 The Closing. The Closing shall take place at the time or place as may be agreed upon by the parties hereto. At the Closing, the parties shall provide each other with such documents as may be necessary.


SECTION 9.  MISCELLANEOUS

    9. 1 Waivers. The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this Agreement shall in no way constitute waiver as to future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.


    9.2 Amendment. This Agreement may be amended or modified only by an instrument of equal formality signed by the parties or the duly authorized representatives of the respective parties.

    9.3 Assignment. This Agreement is not assignable except by operation of law.

    9.4 Notice. Until otherwise specified in writing, the mailing addresses and fax numbers of the parties of this Agreement shall be as follows:

              To: CCC:

                  George A. Todt, President
                  29160 Heathercliff Road, Suite 102
                  Malibu, California 90265
                  Fax:  (310) 457-8168

           with copy to:

                  Dieterich & Associates
                  11300 West Olympic Boulevard, Suite 800
                  Los Angeles, California 90064
                  Fax:  (310) 312-6680

           To: PRINT DATA:

                  Jeffrey Green, President
                  43 New Brunswick Avenue
                  Hopelawn, New Jersey 08861
                  Fax: (732) 826-0055
           with copy to:

                  Francine B. Goodman, Esq.
                  Law Offices of Francine B. Goodman, P.C.
                  204 Commons Way
                  Doylestown, Pennsylvania 18901
                  Fax: (267) 880-0235


Any notice or statement given under this Agreement shall be deemed to have been given if sent by registered mail addressed to the other party at the address indicated above or at such other address which shall have been furnished in writing to the addressor.

    9.5 Governing Law. This Agreement shall be construed, and the legal relations between the parties determined, in accordance with the laws of the State of Delaware, thereby precluding any choice of law rules which may direct the application of the laws of any other jurisdiction.

    9.6 Publicity. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by either party hereto at any time from the signing hereof without advance approval in writing of the form and substance by the other party.

    9.7 Entire Agreement. This Agreement (including the Exhibits and Schedules to be attached hereto) and the collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the exchange and issuance of the Shares and the CCC Shares and related transactions, and supersede all prior agreements, written or oral, with respect thereto.

    9.8 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

    9.9 Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

    9.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

    9.11 Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

    9.12 Tax Treatment. CCC, PRINT DATA and the Majority Shareholders acknowledge that they each have been represented by their own tax advisors in connection with this transaction; that none of them has made a representation or warranty to any of the other parties with respect to the tax treatment accorded this transaction, or the effect individually or corporately on any party under the applicable tax laws, regulations, or interpretations; and that no opinion of counsel or private revenue ruling has been obtained with respect to the effects of this transaction under the Code.

    9.13 Lock-up Agreement. George Todt agrees to restrict or "lock up" 500,000 shares of common stock, which represents Todt's total holding, that he will or does currently own, not to be traded for a period of at least 90 days following the first day of trading on either the "pink sheets" or the Bulletin Board, whichever occurs first.

    9.14 Press Releases. The parties will mutually agree as to the wording and timing of any informational releases concerning this transaction prior to and through Closing.

    IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                        PRINT DATA CORPORATION
                                        a Delaware corporation


                                        By: /s/ Jeffrey Green
                                            -----------------
                                               Jeffrey Green,
                                               President



                                        COMBINED COMPANIES CORPORATION
                                        a Delaware corporation


                                        By: /s/ George A. Todt
                                            ------------------
                                               George A. Todt,
                                               President






                             SHAREHOLDER SIGNATURES ON NEXT PAGE

                                  "Print Data Shareholders:"

                              /s/ Jeffrey Green
                             -----------------------------------
                                  Jeffrey Green (75 shares)

                              /s/ Phyllis Green
                             -----------------------------------
                                  Phyllis Green (25 shares)

                                         EXHIBIT "A"

                               LIST OF PRINT DATA SHAREHOLDERS

                                                              Number of Shares
Name of Shareholder       Approximate       Number of Shares   of CCC Common
     of                   Percentage        of Print Data       Stock to be
Print Data                of Holding            Held                  Issued
-------------------       ----------        ---------------   ----------------

Jeffrey Green                 75                 75              15000000


Phyllis Green                 25                 25               5000000


All Shareholders             100                100              20000000




EXHIBITS

A.  List of PRINT DATA Shareholders (See table above)

SCHEDULES

    PRINT DATA Schedules
    --------------------
 2.3    Exceptions to free and clear ownership of Shares:  NONE

 2.9    PRINT DATA Consents.

 2.10 PRINT DATA Financial Statements: Audited through December 31, 1999 and unaudited through September 30, 2000

 2.15   Claims, Litigation, Government actions pending:  See List attached: NONE

 2.16   PRINT DATA Significant contracts:  NONE

 2.18   PRINT DATA List of Real Estate Owned (NONE) and List of Leases

               Lease on Office Space with Hopelawn Properties, LLC for corporate offices, entered into September 15, 1996 (11 months remaining)

 2.20   PRINT DATA List of exceptions to the Tangible Assets on balance sheets:

               NONE: assets include a truck, 2 vans, one hi-lo jack, one power jack, various computer equipment, furniture and fixtures, a phone system, certain leasehold improvements, racking a photocopy and fax machine

 2.22   PRINT DATA List of undisclosed Liabilities:   NONE

 2.24 PRINT DATA Warrants, Options and preferred interests currently in existence: NONE



    CCC Schedules
    -------------
 3.4    CCC Financial Statements

 3.5    List of material adverse changes

 3.10   List of shareholders from Transfer Agent

 3.16   Activities of CCC in previous 3 years




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